Exhibit A

RE OFFER TO TERMINATE CALL OPTION AGREEMENTS

June 24, 2015

In connection with call option agreements (each, a "Call Option Agreement") entered into by MOL Investments Pte. Ltd. with certain employees of MOL Global, Inc. (the "Option Holders") granting to the Option Holders options (the "Options") acquire a specified number of shares of MOL Global, Inc., MOL Investments Pte. Ltd. hereby offers to enter into a termination agreement, in the form attached hereto as Schedule A (the "Termination Agreement"), with each Option Holder in exchange for aggregate consideration of $1.00 to be paid by MOL Investments Pte. Ltd. to each Option Holder who enters into a Termination Agreement.

MOL Investments Pte. Ltd. and MOL Global, Inc. have determined that it is in the best interests of MOL Global, Inc. for the Call Option Agreements to be terminated.  MOL Global, Inc. currently recognizes share-based compensation charges in connection with the Options over a three year period following the date of the applicable Call Option Agreement.  However, following the termination of a Call Option Agreement, MOL Global, Inc. will recognize the entire unrecognized share-based compensation charge in connection with the applicable Options upon cancellation of the Call Option Agreement.

This offer is made in reliance on Rule 14d-1(c) (Tier 1) under United States Securities Exchange Act of 1934, as amended (the "1934 Act"), which provides that certain tender offers for the securities of a foreign private issuer are exempt from the requirements of Rules 14d-1 through 14d-7, Regulation 14D and Schedules TO and Rule 14D-9 thereunder, and Rules 14e-1 and 14e-2 of Regulation E, in each case under the 1934 Act.

For and on behalf of
MOL Investments Pte. Ltd.

/s/ Preecha Praipattarakul
Preecha Praipattarakul
Authorized Representative

Schedule A

Form of Termination Agreement

THIS TERMINATION AGREEMENT is made on _______________ between MOL INVESTMENTS PTE. LTD. (Registration No.: 201000828M), a limited exempt private company incorporated under the laws of Singapore and having its registered office at  531 Upper Cross Street, #03-53, Hong Lim Complex, Singapore (050531) (“MOL Investments”) AND the option holder, whose details are as set out in Item 1 of the Schedule hereto(“Option Holder”).

RECITALS:

(A)
Pursuant to an agreement dated the day and year stated in Item 2 of the Schedule hereto (“Call Option Agreement”), the Company has granted to the Option Holder the option to purchase up to the Total Options in MOL Cayman, subject to the terms and conditions therein contained.

(B)	As at the date of this Agreement, the Total Options or any part of the Total Options vested have not been exercised.

(C)	MOL Investments is desirous of cancelling the Call Option Agreement and Option Holder agrees to the cancellation in exchange for payment of USD1.00 in the aggregate to Option Holder (“Consideration”).

(D)	Other than the Consideration, the Option Holder has not received, and will not receive any additional consideration in exchange for the cancellation of the Call Option.

(E)	The Option Holder has decided to voluntarily consent to this Agreement and the cancellation of the Call Option, subject to the terms described herein.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation. All capitalised words used herein, except as otherwise defined herein or the context otherwise requires, shall bear the same meanings as set out in the Call Option Agreement.

2.
Cancellation of Call Option. In exchange for the Company’s payment to Option Holder of the sum of USD1.00 in the aggregate, the receipt of which payment is hereby acknowledged by the Option Holder, the Option Holder irrevocably agrees with MOL Investments as follows with effect from the date of this Agreement: -

(a)	the Call Option is hereby cancelled;
(b)	the Call Option Agreement is hereby terminated and shall have no further effect;
(c)	the Option Holder relinquishes any right or interest that Option Holder may have had, may have or may acquire in future with respect to the Call Option and to the Option Shares.

3.
Representation. The Option Holder represents to MOL Investments that as of the date hereof, all Options are unexercised and unexpired, and the Option Holder has not delivered any form of notice to exercise with regard to any Option.

4.
Return of Call Option Agreement. Immediately upon execution of this Agreement, Option Holder shall deliver to MOL Investments all copies of Call Option Agreement previously delivered to the Option Holder by the MOL Investments in connection with the grant of the Call Option.

5.
Further Assurances. Option Holder agrees to execute and/or cause to be delivered to MOL Investments and MOL Cayman such instruments and other documents, and shall take such other actions, as MOL Investments or MOL Cayman may reasonably request for the purpose of carrying out or evidencing the cancellation of the Call Option.

6.	Governing Law. This Agreement shall be governed in all respects by the laws of Singapore.

7.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

*********

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above-written.

Signed for and on behalf of
MOL INVESTMENTS PTE. LTD.
(Registration No. 201000828M)
By

in the presence of :

Signatory

Witness

Name:
NRIC / Passport No.:

Signed By
[_________]
(Passport No.: _____________)
in the presence of :

Signatory

Witness

Name:
Passport No.:

SCHEDULE

PARTICULARS

1.	NAME	:
	NRIC / PASSPORT NO.	:
	ADDRESS	:
2.	DATE OF CALL OPTION AGREEMENT	:

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